Exhibit 4.21
Execution Copy
NEITHER THIS SECURITY NOR ANY OF THE COMMON STOCK OR WARRANTS ISSUABLE UPON CONVERSION OF SUCH SECURITY HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED UNLESS THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND THE REGISTRATION, QUALIFICATION AND FILING REQUIREMENTS OF ALL APPLICABLE JURISDICTIONS HAVE BEEN COMPLIED WITH OR UNLESS SUCH REGISTRATION, QUALIFICATION AND FILINGS ARE NOT REQUIRED OR THE PROPOSED TRANSACTION WILL BE EXEMPT FROM REGISTRATION, QUALIFICATION AND FILING IN ALL SUCH JURISDICTIONS. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, THE ISSUER SHALL HAVE THE RIGHT IN CONNECTION WITH THE SALE, ENCUMBRANCE OR TRANSFER OF THIS SECURITY TO RECEIVE AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.
HOLDERS OF THIS SECURITY AND THE COMMON STOCK AND WARRANTS ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE REQUIRED TO BE PARTY TO AND BE SUBJECT TO THE STOCKHOLDERS AGREEMENT, PRINCIPAL INVESTOR AGREEMENT, AND THE PARTICIPATION, REGISTRATION RIGHTS AND COORDINATION AGREEMENT TO WHICH THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, IN EACH CASE AS AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME. THE SALE, ENCUMBRANCE OR OTHER DISPOSITION OF THIS SECURITY AND THE COMMON STOCK AND WARRANTS ISSUABLE UPON CONVERSION OF THIS SECURITY ARE FURTHER SUBJECT TO THE PROVISIONS OF SUCH AGREEMENTS. SUCH AGREEMENTS MAY INCLUDE RESTRICTIONS AND LIMITATIONS ON THE TRANSFER OF THIS SECURITY AND THE COMMON STOCK AND WARRANTS ISSUABLE UPON CONVERSION OF THIS SECURITY AND THE VOTING THEREOF AND LIMIT THE OWNERSHIP OF THE COMMON STOCK. A COPY OF SUCH AGREEMENTS MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON REQUEST.
Issue Date: December 20, 2010
1.5% Convertible Debenture due 2025

No. 1	$1,091,250,000
BROADCASTING MEDIA PARTNERS, INC.
FOR VALUE RECEIVED, the undersigned, BROADCASTING MEDIA PARTNERS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to Multimedia Telecom, S.A. de C.V. or its registered assigns, the principal sum of ONE BILLION NINETY-ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,091,250,000) on December 31, 2025, with interest (computed on the basis of a 360-day year of twelve 30 day months) on the unpaid balance hereof at the rate of 1.5% per annum from the date hereof, payable quarterly in arrears, on March 31, June 30, September 30 and December 31 in each year, commencing December 31, 2010 (or if any such day is not a Business Day, on the next succeeding Business Day), until the principal hereof shall have become due and payable. All accrued and unpaid interest shall also be due and payable on December 31, 2025.

Additional provisions of this Security are set forth under “Terms of Securities” on the reverse hereof and shall for all purposes have the same effect as if set forth at this place.
Dated: December 20, 2010

BROADCASTING MEDIA PARTNERS, INC.
By:	/s/ Andrew W. Hobson
	Name:	Andrew W. Hobson
	Title:	Senior Executive Vice President

NEITHER THIS SECURITY NOR ANY OF THE COMMON STOCK OR WARRANTS ISSUABLE UPON CONVERSION OF SUCH SECURITY HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED UNLESS THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND THE REGISTRATION, QUALIFICATION AND FILING REQUIREMENTS OF ALL APPLICABLE JURISDICTIONS HAVE BEEN COMPLIED WITH OR UNLESS SUCH REGISTRATION, QUALIFICATION AND FILINGS ARE NOT REQUIRED OR THE PROPOSED TRANSACTION WILL BE EXEMPT FROM REGISTRATION, QUALIFICATION AND FILING IN ALL SUCH JURISDICTIONS. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, THE ISSUER SHALL HAVE THE RIGHT IN CONNECTION WITH THE SALE, ENCUMBRANCE OR TRANSFER OF THIS SECURITY TO RECEIVE AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.
HOLDERS OF THIS SECURITY AND THE COMMON STOCK AND WARRANTS ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE REQUIRED TO BE PARTY TO AND BE SUBJECT TO THE STOCKHOLDERS AGREEMENT, PRINCIPAL INVESTOR AGREEMENT, AND THE PARTICIPATION, REGISTRATION RIGHTS AND COORDINATION AGREEMENT TO WHICH THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, IN EACH CASE AS AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME. THE SALE, ENCUMBRANCE OR OTHER DISPOSITION OF THIS SECURITY AND THE COMMON STOCK AND WARRANTS ISSUABLE UPON CONVERSION OF THIS SECURITY ARE FURTHER SUBJECT TO THE PROVISIONS OF SUCH AGREEMENTS. SUCH AGREEMENTS MAY INCLUDE RESTRICTIONS AND LIMITATIONS ON THE TRANSFER OF THIS SECURITY AND THE COMMON STOCK AND WARRANTS ISSUABLE UPON CONVERSION OF THIS SECURITY AND THE VOTING THEREOF AND LIMIT THE OWNERSHIP OF THE COMMON STOCK. A COPY OF SUCH AGREEMENTS MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON REQUEST.
Issue Date: December 20, 2010
1.5% Convertible Debenture due 2025

No. 2	$33,750,000
BROADCASTING MEDIA PARTNERS, INC.
FOR VALUE RECEIVED, the undersigned, BROADCASTING MEDIA PARTNERS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to BMPI Services II, LLC or its registered assigns, the principal sum of THIRTY THREE MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($33,750,000) on December 31, 2025, with interest (computed on the basis of a 360-day year of twelve 30 day months) on the unpaid balance hereof at the rate of 1.5% per annum from the date hereof, payable quarterly in arrears, on March 31, June 30, September 30 and December 31 in each year, commencing December 31, 2010 (or if any such day is not a Business Day, on the next succeeding Business Day), until the principal hereof shall have become due and payable. All accrued and unpaid interest shall also be due and payable on December 31, 2025.

Additional provisions of this Security are set forth under “Terms of Securities” on the reverse hereof and shall for all purposes have the same effect as if set forth at this place.
Dated: December 20, 2010

BROADCASTING MEDIA PARTNERS, INC.
By:	/s/ Andrew W. Hobson
	Name:	Andrew W. Hobson
	Title:	Senior Executive Vice President

TERMS OF SECURITIES
$ __________ Principal Amount 1.5% Convertible Debentures due 2025, and this debenture is one of the debentures issued in connection with an issuance of debentures in an aggregate principal amount of $1.125 billion pursuant to the Investment Agreement (the “Securities”)
Broadcasting Media Partners, Inc., a Delaware corporation, issued the Securities pursuant to the Investment Agreement, dated as of the date hereof, among the Company, Univision Communications Inc., a Delaware corporation and a wholly owned subsidiary of Broadcast Media Partners Holdings, Inc., BMPI Services II, LLC, a Delaware limited liability company, Grupo Televisa, S.A.B, a Mexico corporation and Pay-TV Venture, Inc.
SECTION 1. Certain Definitions.
a. Definitions. Definitions used in this Terms of Securities but not otherwise defined shall have the meaning ascribed to them in the Investment Agreement. As used in this Terms of Securities, the following terms shall have the following meaning:
“Acquisition Holdco” shall have the meaning set forth in the Stockholders Agreement.
“Affiliate” shall mean, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any of the Stockholders (and vice versa), and, in addition, such specified Person’s Affiliates shall also include, (a) if such specified Person is a private equity investment fund, any other private equity investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof and (b) if such specified Person is a natural Person, any Family Member of such natural Person.
“Affiliated Fund” shall mean, with respect to any specified Person, a private equity investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser.
“Applicable Premium” shall mean with respect to any Security on any Redemption Date, the sum of the present value at the Redemption Date of all required interest payments due on such Security through the Maturity Date (excluding accrued but unpaid interest to the Redemption Date), in each case, computed using a discount rate equal to the Treasury Rate as of the Redemption Date with respect to each such interest payment.
“Bank Investors” shall mean collectively BACI Investors Intermediate (Univision), L.P., Credit Suisse Investors Intermediate (Univision), L.P., DB Investors Intermediate (Univision), L.P., LB Investors Intermediate (Univision), L.P., RBS Investors Intermediate (Univision), L.P. and WCP Univision, L.P.
“Bankruptcy Law” shall mean Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“BMPH” shall mean Broadcast Media Partners Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

“BMPS1” shall mean BMPI Services, LLC, a Delaware limited liability company.
“BMPS1 LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of BMPS1, dated as of January 29, 2008, as amended from time to time.
“BMPS2” shall mean BMPI Services II, LLC, a Delaware limited liability company.
“BMPS2 LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of BMPS2, dated as of the date hereof, as amended from time to time.
“Business Day” shall mean each day which is not a Legal Holiday.
“Capital Stock” shall mean:
(1) in the case of a corporation, corporate stock;
(2) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company with or into any other Person, or any other corporate reorganization, business combination transaction or Transfer of securities of the Company by its stockholders, or a series of related transactions (including the acquisition of Capital Stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination transaction or Transfer, own, directly or indirectly, Capital Stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination transaction or Transfer or (ii) the owners of which do not directly, or indirectly through one or more entities, have the power to elect (by contract, share ownership or otherwise) a majority of the entire board of directors or other similar governing body of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination transaction or Transfer; (b) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power (by contract, share ownership or otherwise) is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act Rules) or any Group, excluding, in any case referred to in clause (a) or (b), any Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of an Initial Public Offering; or (c) a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries; provided, that for purposes of this sentence, any transactions with the same third party or any of its Affiliates shall be deemed to be a series of related transactions. For the avoidance of doubt, none of the following shall, in and of itself, constitute a “Change of Control”: (x) a spin-off of one of the businesses of the Company or any Subsidiary thereof, or a comparable transaction, or (y) a transaction in which, after giving effect thereto, the Principal Investors and their Affiliates continue to own, directly or indirectly, more than fifty percent (50%) of the equity (1) of the Company or other surviving entity in the case of a transaction of the sort described in clause (a) above, (2) of the Company in the case of a transaction of the sort described in clause (b) above or (3) of the acquiring entity in the case of a transaction of the sort described in clause (c) above.

“Charter” shall mean the amended and restated certificate of incorporation of the Company.
“Class A Common Stock” shall mean the voting Class A Common Stock, par value $.001 per share, of the Company and shall include any shares of common stock issued in exchange for or in consideration of (including shares of common stock of the surviving company in connection with a merger or similar business combination) or in substitution for the Class A Common Stock, including shares of common stock issued upon an Initial Public Offering in exchange for or in substitution for such Class A Common Stock, or as such shares of Class A Common Stock may be reclassified.
“Class A/B Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.
“Class B Common Stock” shall mean the nonvoting Class B Common Stock, par value $.001 per share, of the Company and shall include any shares of common stock issued in exchange for or in consideration of (including shares of common stock of the surviving company in connection with a merger or similar business combination) or in substitution for the Class B Common Stock, including shares of common stock issued upon an Initial Public Offering in exchange for or in substitution for such Class B Common Stock, or as such shares of Class B Common Stock may be reclassified.
“Class C Common Stock” shall mean the voting Class C Common Stock, par value $.001 per share, of the Company and shall include any shares of common stock issued in exchange for or in consideration of (including shares of common stock of the surviving company in connection with a merger or similar business combination) or in substitution for the Class C Common Stock, or as such shares of Class C Common Stock may be reclassified.
“Class C/D Common Stock” shall mean the Class C Common Stock and the Class D Common Stock.
“Class D Common Stock” shall mean the nonvoting Class D Common Stock, par value $.001 per share, of the Company and shall include any shares of common stock issued in exchange for or in consideration of (including shares of common stock of the surviving company in connection with a merger or similar business combination) or in substitution for the Class D Common Stock, or as such shares of Class D Common Stock may be reclassified.
“Closing Date” shall have the meaning set forth in the Investment Agreement.
“Co-Investment Vehicle” shall mean any one of (a) the MDP Co-Investment Vehicles, collectively, (b) the PEP Co-Investment Vehicles, collectively, (c) the THL Co-Investment Vehicles, collectively, and (d) the TPG Co-Investment Vehicles, collectively.
“Common Stock” shall mean the common stock of the Company, including the Class A/B Common Stock and the Class C/D Common Stock.
“Company” shall mean Broadcasting Media Partners, Inc.
“Conversion Shares” shall mean (a) if issued to a Televisa Investor, shares of Class C Common Stock issued upon conversion or exercise of the Securities, except to the extent that the Televisa Investors would exceed the Maximum Equity Percentage, “Conversion Shares” shall mean, to the extent of such excess, shares of Class D Common Stock issued upon conversion or exercise of the Securities, and (b) if issued to a Person other than a Televisa Investor, shares of Class A Common Stock issued upon conversion or exercise of the Securities.

“Convertible Securities” shall mean any evidence of indebtedness (including the Securities), shares of stock, options, warrants (including the Warrants) or other securities which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock of the Company, including any options and warrants.
“Depositary” means the Depositary Trust Company, a New York corporation, and its successors.
“Discriminate(s)” and “Discrimination” shall mean, with respect to a specified Person, to discriminate against such specified Person as compared to other applicable parties in a manner that is, or is reasonably expected to be, (a) with respect to all Persons other than the Televisa Investors, materially and disproportionately adverse to such specified Person, and (b) with respect to any Televisa Investor, disproportionately adverse to such Televisa Investor.
“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is currently convertible or for which it is currently putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Maturity Date or the date the Securities are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.
“Equity Incentive Plans” shall mean (a) the Broadcasting Media Partners, Inc. Equity Incentive Plan, effective as of March 27, 2007, as amended from time to time, or any successor or additional Company management equity incentive plan approved by the Company’s board of directors and (b) the Broadcasting Media Partners, Inc. Equity Incentive Plan, effective as of the date hereof, as amended from time to time, or any successor or additional Company management equity incentive plan approved by the Company’s board of directors.
“Equity Interests” shall mean Capital Stock and all warrants (including the Warrants), options or other rights to acquire Capital Stock, but excluding any debt security (including the Securities) that is convertible into, or exchangeable for, Capital Stock.
“Equity Percentage” shall mean at any given time (a) in the context of equity ownership, a fraction, expressed as a percentage, (i) the numerator of which is the aggregate number of shares of Common Stock held at such time by Persons who are Televisa Investors, and (ii) the denominator of which is the total number of shares of Common Stock outstanding at such time and (b) in the context of voting power, the percentage of outstanding voting equity of the Company owned, directly or indirectly, at such time by such Persons indicated in clause (a) of this definition. For the avoidance of doubt, the shares of Common Stock issuable (but not yet issued) upon conversion of the Securities or upon exercise of the Warrants or the Preferential Rights or issuable (but not yet issued) in respect of the Equity Incentive Plans shall not be considered outstanding for purposes of this definition.

“Equivalent Shares” shall mean, at any date of determination, (a) as to any outstanding shares of Common Stock, such number of shares of Common Stock, (b) as to any outstanding Convertible Securities (other than the Securities and Warrants), the maximum number of shares of Common Stock for which or into which such Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined assuming all of the conditions to exercise, conversion or exchange thereof have been satisfied) and (c) as to any outstanding Securities and Warrants, the maximum number of shares of Common Stock for which such Securities or Warrants, as the case may be, may then be converted or exercised, assuming all of the conditions to the conversion or exercise thereof have been satisfied.
“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.
“Exchange Act Rules” shall mean the rules adopted by the Securities and Exchange Commission under the Exchange Act.
“Fair Market Value” (i) of any capital stock of the Company that is publicly traded on a national securities exchange means, as of any date, the volume-weighted average of the closing prices of such security over a period of the 10 consecutive trading days preceding such date on which such security was traded on such exchange, or (ii) of any other capital stock of the Company, securities, assets, cash, or other property, means the amount that a willing buyer would pay a willing seller for such stock, securities, assets, cash or other property in an arm’s length transaction, as reasonably determined by the Board of Directors in good faith; provided, however, for purposes of this clause (ii), if requested by Holders of at least 25% in principal amount of the then total outstanding Securities, the Company shall obtain a valuation from a nationally recognized investment banking firm, with costs of such valuation to be paid equally by such Holders and the Company, which valuation shall be determinative; provided, further, that with respect to the determination of the Fair Market Value of any distribution or dividend (with respect to all Shares), the Company shall not be required to obtain such valuation unless the Board of Directors reasonably determines such value, together with the value of any other distributions or dividends (with respect to all Shares) within the preceding twelve (12) months, exceeds $100.0 million.
“Family Member” shall mean, with respect to any natural Person, (a) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (b) any spouse or former spouse of any of the foregoing, (c) any legal representative or estate of any of the foregoing, or the ultimate beneficiaries of the estate of any of the foregoing, if deceased and (d) any trust or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons described in clauses (a) through (c) above.
“FCC” shall mean the United States Federal Communications Commission or any successor entity.
“Federal Communications Laws” shall mean the Communications Act of 1934, as amended, and any successor statute thereto, and the rules, regulations and policies promulgated by the FCC thereunder.
“Foreign Ownership Restrictions” have the meaning set forth in the Stockholders Agreement.
“Global Security” means an Indenture Security in registered global form without interest coupons and deposited with and registered in the name of the Depositary or its nominee.
“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency, commission or court (including the FCC and applicable stock exchange(s)).

“Group” shall mean “group” (within the meaning of Section 13(d)(3) of the Exchange Act); provided that a “group” must be formed knowingly in order to constitute a Group, and the existence of any Group may not be established by mere parallel action.
“Holder” shall mean the Person in whose name the Security is registered on the Register.
“Initial Public Offering” shall mean the initial underwritten Public Offering registered on Form S-1 (or any successor form under the Securities Act).
“Investment Agreement” means the Investment Agreement, dated as of the Issue Date, among the Company, Univision, BMPS2, Televisa, and Pay-TV Venture, Inc. as amended from time to time.
“Issue Date” shall mean December 20, 2010.
“Law” shall mean any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, order or any other judicially enforceable legal requirement (including common law) of any Governmental Authority.
“Legal Holiday” shall mean a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or Mexico.
“Letter of Credit” shall have the meaning set forth in the Investment Agreement.
“Management Investors” shall mean Andrew Hobson and Joseph Uva.
“Maturity Date” shall mean December 31, 2025.
“Maximum Equity Percentage” shall have the meaning set forth in the Stockholders Agreement.
“MDP” shall mean, as of any date, Madison Dearborn Capital Partners IV, L.P., MDCPIV Intermediate (Umbrella), L.P., Madison Dearborn Capital Partners V-A, L.P., MDCPV Intermediate (Umbrella), L.P. and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“MDP Co-Investment Vehicles” shall mean, as of any date, MDCP Foreign Co-Investors (Umbrella), L.P., MDCP US Co-Investors (Umbrella), L.P. and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of MDP, (ii) such entity has been formed for the main purpose of investing in the Company or any Affiliate thereof, and (iii) such entity is a Stockholder and owns Shares. For the avoidance of doubt, neither MDCPIV Intermediate (Umbrella), L.P., MDCPV Intermediate (Umbrella), L.P., nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Terms of Securities.
“MDP Investors” shall mean, as of any date, MDP, the MDP Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“Minimum Total Combined Investment” shall mean, with respect to any one Principal Investor, shares of Common Stock with an aggregate initial cost of $150,000,000. For purposes hereof, the agreed initial cost of a share of Common Stock shall be $398.52 (subject to appropriate adjustment for stock splits, dividends and similar events).

“Non Recourse Debt” shall mean any Indebtedness, with respect to which, (a) neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for such Indebtedness of such Person, other than a pledge of the Equity Interests of such Person if it is an Unrestricted Subsidiary, (ii) is directly or indirectly liable as a guarantor or otherwise of such Indebtedness of such Person, or (iii) constitutes the lender with respect to the Indebtedness of such Person; and (b) in the case of an Unrestricted Subsidiary, no default on the Indebtedness of such Unrestricted Subsidiary (including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such Indebtedness of the Company or any of its Restricted Subsidiaries or cause the payment of such Indebtedness of the Company or any of its Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.
“Non-U.S. Holder” shall mean any Holder that is a (i) non-U.S. citizen, (ii) representative of a non-U.S. citizen, (iii) non-U.S. government, (iv) representative of a non-U.S. government, (v) corporation, partnership or other Person organized under the laws of a jurisdiction other than the United States or any State of the United States, or (vi) any corporation, partnership or other Person directly or indirectly controlled by any Person referred to in clauses (i) — (v) inclusive.
“Optional Prepayment Date” shall mean December 31, 2024.
“Participation, Registration Rights and Coordination Agreement” shall mean the Amended and Restated Participation, Registration Rights and Coordination Agreement, by and among Televisa, the Principal Investors, the Bank Investors, the Management Investors, the Company, BMPH and Univision substantially in the form attached as Exhibit E to the Investment Agreement, as amended from time to time.
“PEP” shall mean, as of any date, Providence Equity Partners V (Umbrella US) L.P., Providence Equity Partners VI (Umbrella US) L.P., Providence Investors V (Univision) L.P., Providence Investors VI (Univision) L.P. and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“PEP Co-Investment Vehicles” shall mean, as of any date, Providence Co-Investors (Univision) L.P., Providence Co-Investors (Univision US) L.P. and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of PEP, (ii) such entity has been formed for the main purpose of investing in the Company or any Affiliate thereof, and (iii) such entity is a Stockholder and owns Shares. For the avoidance of doubt, neither Providence Investors V (Univision) L.P., Providence Investors VI (Univision) L.P., nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Terms of Securities.
“PEP Investors” shall mean, as of any date, PEP, the PEP Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.

“Permitted Transferee” shall mean, in respect of (a) any PITV Investor, (i) any Affiliate of such PITV Investor (other than a portfolio company of such PITV Investor) or (ii) any successor entity and (b) any Bank Investor, any Affiliate of such Bank Investor, (c) any SCG Investor, (i) any Person which is controlled by or for the benefit of Haim Saban or Cheryl Saban (or in the event of their divorce, their subsequent respective spouses) (collectively “Saban”) or their Family Members (other than a portfolio company of any SCG Investor), (ii) then-current or former officers and/or employees of Saban or entities controlled by Saban who were issued such interests as a result of or in connection with their employment by Saban, or such officers’ and/or employees’ Family Members to the extent they receive such Transferred interests initially issued to such officer or employee as a result of or in connection with his or her employment by Persons controlled by Saban, and (iii) any trust, custodianship or other entity created for estate or tax planning purposes all of the beneficiaries of which are any of the persons listed in subclause (i) to (iii) of this clause (c); in each case described in clauses (a) through (c), only if such transferee agrees to be bound by the terms of the Transaction Agreements in accordance with their respective terms to the same extent its transferor is bound thereby. In addition, any Stockholder shall be a Permitted Transferee of the Permitted Transferees of itself and any member of a Principal Investor Group shall be a Permitted Transferee of any other member of such Principal Investor Group. No Restricted Person may be a “Permitted Transferee.”
“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department, agency or political subdivision thereof.
“PIK Toggle Notes” means Univision’s 9.75%/10.50% Senior Notes due 2015 in the original principal amount of $1,500,000,000, as such amount may be increased from time to time in respect of the payment of interest thereunder and any additional notes issued pursuant to the terms of any indenture and/or other agreement governing such notes and all documentation delivered pursuant thereto representing the payment of interest (and including any substantially identical notes having the same guarantees issued in a dollar for dollar exchange therefore pursuant to an exchange offer registered with the Securities and Exchange Commission), any extension or renewal thereof, or any replacement or refinancing thereof with substantially similar debt.
“PITV Investors” shall have the meaning set forth in the Stockholders Agreement.
“Preferential Rights” shall have the meaning set forth in the Investment Agreement.
“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Principal Investor Agreement” shall mean the Amended and Restated Principal Investor Agreement, by and between the Company, BMPH, Univision, Televisa and each Principal Investor, substantially in the form attached as Exhibit H to the Investment Agreement, as amended from time to time.
“Principal Investor Group” shall mean any one of (a) the MDP Investors, collectively, (b) the PEP Investors, collectively, (c) the SCG Investors, collectively, (d) the THL Investors, collectively, and (e) the TPG Investors, collectively; provided, however, that any such Principal Investor Group shall cease to be a Principal Investor Group at such time after the Televisa Closing (as defined in the Stockholders Agreement), and at all times thereafter, as such Principal Investor Group ceases to hold Shares representing a Total Combined Investment of at least the Minimum Total Combined Investment; provided, further, that, following a Transfer of control to an initial or subsequent Purchaser of Control, such Purchaser of Control shall have the right to exercise the rights of the Principal Investor Groups in accordance with Section 3.8 of the Stockholders Agreement; provided, further, that no adjustment or modification to the term “Minimum Total Combined Investment” shall cause any former Principal Investor Group to again become a Principal Investor Group.

“Principal Investors” shall mean the MDP Investors, the PEP Investors, the SCG Investors, the THL Investors and the TPG Investors, collectively.
“Public Offering” shall mean a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.
“Purchaser of Control” shall have the meaning set forth in the Stockholders Agreement.
“Record Date” for the interest payable on any applicable Interest Payment Date shall mean with respect to the Securities, March 15, June 15, September 15 or December 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.
“Restricted Subsidiary” shall mean any direct or indirect subsidiary of the Company that is not an Unrestricted Subsidiary.
“Restricted Person” shall have the meaning set forth in the Stockholders Agreement.
“Saban Arrangements” shall mean the arrangements reflected in the Saban Services Agreement, the BMPS1 LLC Agreement or the BMPS2 LLC Agreement, as amended from time to time.
“Saban Services Agreement” shall mean the Amended and Restated Services Agreement, by and between the Company, SCG Investments IIB LLC, BMPI Services LLC and BMPI Services II, LLC, dated as of the date hereof, as amended from time to time.
“SCG Investors” shall mean, as of any date, SCG Investments II, LLC and its Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“Securities” shall have the meaning set forth in the preamble hereto.
“Securities Act” shall mean the Securities Act of 1933 and the rules promulgated thereunder, as amended from time to time.
“Senior Officer” shall have the meaning set forth in the Investment Agreement.
“Service Agreements” shall have the meaning set forth in the Investment Agreement.
“Significant Subsidiary” shall mean any Subsidiary that constitutes a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.
“Shares” shall mean (a) all shares of Common Stock held by a Stockholder, whenever issued, including all shares of Common Stock that were issued upon the exercise, conversion or exchange of any Convertible Securities and (b) all Convertible Securities held by a Stockholder (treating such Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Convertible Securities for all purposes of this Terms of Securities except as otherwise specifically set forth herein).
“Stockholders” shall have the meaning set forth in the Stockholders Agreement.
“Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement, by and among Televisa, the Principal Investors, the Bank Investors, BMPS1, BMPS2, the Management Investors, the Company, BMPH and Univision substantially in the form attached as Exhibit D to the Investment Agreement, as amended from time to time.

“Strategic Buyer” shall have the meaning set forth in the Stockholders Agreement.
“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Televisa” shall mean Grupo Televisa, S.A.B., a Mexico corporation, and its Permitted Transferees who hold any Shares.
“Televisa Investors” shall mean, as of any date, collectively, (i) Televisa and any Permitted Transferee of Televisa; (ii) any Person that is not a Permitted Transferee of Televisa but that is, as of such date, a member of a Group of which Televisa and/or any of its Affiliates is a member with respect to securities of the Company (excluding any Principal Investor); and (iii) a Permitted Transferee of a Person described in clause (ii) above, provided that such Permitted Transferee is, as of such date, a member of a Group of which Televisa and/or any of its Affiliates is a member with respect to securities of the Company (excluding any Principal Investor); in each case under clauses (i), (ii) and (iii), only if and to the extent such Person is then a Stockholder and holds any Shares; provided, further, that BMPS2 shall not constitute a Televisa Investor and Televisa shall not be responsible for any actions or failures to act of BMPS2, but Televisa shall be deemed to hold the Shares held by BMPS2, including regardless of any Transfer of Shares by BMPS2 under the Saban Arrangements.
“THL” shall mean, as of any date, Thomas H. Lee Equity Fund VI, L.P., THL Equity Fund VI Investors (Univision), L.P. and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“THL Co-Investment Vehicles” shall mean, as of any date, THL Equity Fund VI Intermediate Investors (Univision), L.P., THL Equity Fund VI Intermediate Investors (Univision US), L.P., THL Equity Fund VI Investors (GS), LLC and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of THL, (ii) such entity has been formed for the main purpose of investing in the Company or any Affiliate thereof, and (iii) such entity is a Stockholder and owns Shares. For the avoidance of doubt, neither THL Equity Fund VI Investors (Univision), L.P. nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Terms of Securities.
“THL Investors” shall mean, as of any date, THL, the THL Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“Total Combined Investment” shall mean with respect to a Person or group of Persons at any time, the aggregate number of shares of Common Stock (including shares of Common Stock underlying the outstanding Securities and the outstanding Warrants) then held by such Person or group of Persons.
“TPG” shall mean, as of any date, TPG Umbrella IV, L.P., TPG Media V-AIV 1, L.P., TPG Umbrella International IV, L.P., TPG Media V-AIV 2, L.P. and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.

“TPG Co-Investment Vehicles” shall mean, as of any date, TPG Umbrella Co-Investment, L.P., TPG Umbrella International Co-Investment, L.P. and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of TPG, (ii) such entity has been formed for the main purpose of investing in the Company or any Affiliate thereof, and (iii) such entity is a Stockholder and owns Shares. For the avoidance of doubt, neither TPG Umbrella International IV, L.P., TPG Umbrella International V, L.P. nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Terms of Securities.
“TPG Investors” shall mean, as of any date, TPG, the TPG Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“Transaction Agreements” shall mean the Investment Agreement, the Stockholders Agreement, the Principal Investor Agreement, the Participation, Registration Rights and Coordination Agreement, the Securities, the Warrants, the Service Agreements, the Charter, and the amended and restated bylaws of the Company, the organizational documents of BMPH and Univision and the Letter of Credit (as defined in the Investment Agreement).
“Transfer” shall mean any sale, pledge (provided that the term “Transfer” shall not be deemed to include a pledge of any Shares pursuant to a bona fide financing with a financial institution, commercial lender or other bona fide provider of debt financing, but shall be deemed to include a foreclosure on, or subsequent Transfer of, any such pledged Shares), assignment, encumbrance or other transfer or disposition of any Shares (or any voting or economic interest therein) to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. For the avoidance of doubt, it shall constitute a “Transfer” subject to the restrictions on Transfer contained or referenced in Section 3 of the Stockholders Agreement (a) if a transferee is not an individual, a trust or an estate, and the transferor or an Affiliate thereof ceases to control such transferee, (b) with respect to an Acquisition Holdco, or a holder of Shares which was formed for the purpose of holding Shares, there is a Transfer of the equity interests of such Acquisition Holdco or holder other than to a Permitted Transferee of such Acquisition Holdco or holder or of the party transferring the equity of such holder, or (c) with respect to an Affiliate of Televisa of which the Shares held by such Affiliate constitute a majority of the value of such Affiliate, there is a direct Transfer of the equity interests of such Affiliate other than to a Permitted Transferee of such Affiliate or of the party transferring the equity of such Affiliate or to the shareholders of any publicly traded parent entity of such Affiliate. For the avoidance of doubt, a conversion of Class A Common Stock, Class B Common Stock, Class C Common Stock and/or Class D Common Stock into Common Stock of any such other classes pursuant to the Charter shall not be deemed as a Transfer. For the avoidance of doubt, any Transfer of Units shall be treated as a Transfer of a proportional number of Shares held by BMPS1 or BMPS2, as applicable (based on the total number of Units outstanding and the total number of Shares held by BMPS1 or BMPS2, as the case may be), in each case, as of immediately prior to such Transfer. No securities transferred to or held by BMPS1 or BMPS2 will be deemed to have been Transferred until they are sold by BMPS1 or BMPS2, as applicable. Notwithstanding the foregoing, with respect to securities acquired by BMPS2 from any Televisa Investor, such securities will continue to be deemed to be securities held by Televisa regardless of any Transfer by BMPS2 under the Saban Arrangements.
“Treasury Rate” shall mean, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to the relevant Interest Payment Date; provided, however, that if the period from the Redemption Date to the relevant Interest Payment Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Units” shall have the meaning set forth in the BMPS2 LLC Agreement.
“Univision” shall mean Univision Communications Inc., a Delaware corporation and a wholly owned subsidiary of BMPH.
“Unrestricted Subsidiary” shall mean, as of any date, a Subsidiary of the Company that is designated as an “Unrestricted Subsidiary” as of such date under the Credit Agreement, dated as of March 29, 2007, as amended June 19, 2009, and as amended and restated as of October 26, 2010, among Univision, Univision of Puerto Rico Inc., the lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent and the other agents from time to time party thereto, as the same may be amended from time to time, provided that such Subsidiary (assuming it was then in existence) could be designated as an Unrestricted Subsidiary under the definition thereof and Section 5.11 of such Credit Agreement as in effect on the Closing Date.
“U.S. Holder” shall mean any holder of any Security or Conversion Shares that is not a Non-U.S. Holder.
“Warrants” shall mean the Warrants, in the form attached hereto as Exhibit A, to receive shares of Class A Common Stock, Class C Common Stock and/or Class D Common Stock.
b. Other Definitions.

Term	Defined in Section
“Code”	2	(b)(i)
“Code Foreign Holder”	2	(b)(ii)
“Code U.S. Holder”	2	(b)(ii)
“Conversion Date”	5	(c)
“Conversion Notice”	5	(c)
“Conversion Price”	5	(a)
“Covered Matters”	9	(c)
“Distributed Assets”	5	(e)(iii)
“Event of Default”	7	(a)
“Indenture Security”	6	(e)
“Interest Payment Date”	2	(a)
“IRS”	2	(b)(ii)
“Paying Agent”	3
“Redemption Date”	4	(a)
“Redemption Price”	4	(a)
“Register”	3
“Rounded Share Number”	5	(b)(i)(1)
“TIA”	6	(e)
c. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 1:
(i) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this

Agreement, and reference to a particular Section of this Terms of Securities shall include all subsections thereof;
(ii) The word “including” shall mean including, without limitation;
(iii) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined;
(iv) The masculine, feminine and neuter genders shall each include the other; and
(v) For the avoidance of doubt, unless otherwise specified, the term “outstanding,” as used in this Terms of Securities in reference to capital stock, shall not include Convertible Securities or shares issuable upon conversion, exchange or exercise thereof, and as used in this Terms of Securities in reference to Convertible Securities, shall mean Convertible Securities that are outstanding (without giving effect to the conversion, exchange or exercise of such Convertible Securities).
SECTION 2. Payments.
a. Interest. The Company promises to pay interest on the principal amount of the Securities at the rate per annum set forth below from the Issue Date until maturity. The Company will pay interest on this Security quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2010 (each, an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period. The Company will make each interest payment to the Holders of record of the Securities on the immediately preceding Record Date. Interest on the Securities will accrue from the most recent Interest Payment Date or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Securities will accrue at the rate of 1.5% per annum.
b. Certain Tax Matters.
(i) Subject to Section 2(b)(iii), the Company shall be entitled to deduct and withhold from any payments made or deemed made with respect to any Securities hereunder any amounts required to be deducted and withheld with respect to the making of such payment or deemed payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Debenture as having been paid to the Holder in respect of which such withholding was made. The Company shall not be obligated to gross-up or indemnify any Holder with respect to any withholding tax hereunder.
(ii) Each Holder that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Code Foreign Holder” and any other Holder, a “Code U.S. Holder”) shall deliver to the Company two copies of either (A) U.S. Internal Revenue Service (“IRS”) Form W-8BEN (or any successor form) or (B) IRS Form W-8ECI (or any successor form), as applicable, or, (C) in the case of a Code Foreign Holder claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate to the effect that such Code Foreign Holder is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in

Section 881(c)(3)(C) of the Code and an IRS Form W-8BEN (or any successor form), in each case, properly completed and duly executed by such Code Foreign Holder claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments made or deemed made with respect to any Securities. In addition, each Code Foreign Holder shall deliver such forms on or prior to the date on which any such form expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form previously delivered by it, and from time to time as reasonably requested by the Company. Each Code U.S. Holder shall deliver to the Company two copies of IRS Form W-9 certifying that such Code U.S. Holder is exempt from U.S. backup withholding tax. Notwithstanding any other provision of this paragraph, a Holder shall not be required to deliver any form pursuant to this paragraph that such Holder is not legally able to deliver.
(iii) For so long as a Code Foreign Holder (1) provides the documentation described in Section 2(b)(ii)(A), any U.S. federal income tax required to be withheld or deducted by the Company with respect to any payment made or deemed made to such Code Foreign Holder with respect to any Securities shall be made at a rate not to exceed the rate specified with respect to the relevant type of income in (or, if no such rate is specified, otherwise consistent with) such IRS Form W-8BEN (or successor form) delivered by such Code Foreign Holder to the Company, or (2) provides the documentation described in Section 2(b)(ii)(B) or (C), no U.S. federal income tax shall be withheld or deducted by the Company with respect to any payment made or deemed made to such Code Foreign Holder with respect to any Securities, except in each case to the extent (A) the Company has “actual knowledge” or “reason to know” (within the meaning of Treasury Regulation Section 1.1441-7(b)) that such form is unreliable or incorrect or (B) otherwise required by a change in applicable Law or the good faith resolution of a tax proceeding (in which case the Company shall withhold in accordance with applicable Law). The Company shall promptly notify a Code Foreign Holder if it determines that an event described in clause (A) or (B) of the preceding sentence has occurred; provided that the failure to provide such prompt notification shall not affect the rate at which the Company shall withhold on any payment or deemed payment made to such Code Foreign Holder.
(iv) Whenever any amounts are deducted or withheld by or on behalf of the Company from or with respect to any payment or deemed payment made to a Holder with respect to any Securities, the Company shall (1) timely pay the full amount so deducted or withheld to the appropriate taxing authority in accordance with applicable Law and (2) as promptly as practicable thereafter, provide such Holder with the original or a certified copy of any receipt issued by such taxing authority evidencing such payment, a copy of any return required by applicable Law to report such withholding or payment (or relevant portions thereof), or any other documentation with respect to such withholding or payment reasonably requested by such Holder.
(v) Each Code Foreign Holder shall indemnify the Company for:
(1) any U.S. federal income tax required to be deducted or withheld by the Company with respect to any payment or deemed payment made to such Code Foreign Holder with respect to any Securities for which the Company is liable under the Code (including, from and after the effective date thereof, Sections 1471 through 1474 of the Code); provided, that a Code Foreign Holder shall have no obligation pursuant to this clause (1) to the extent such Code Foreign Holder has paid the tax against which the tax required to be deducted or withheld by the Company may be credited and has delivered to the Company evidence that is accepted by the IRS as establishing payment of such tax, and

(2) in the event of a “determination” within the meaning of Section 1313(a) of the Code (or any other resolution of a tax audit or proceeding) to the effect that the Company is liable for interest or penalties under the Code by reason of any underwithholding of U.S. federal income tax required to be deducted or withheld under the Code (including, from and after the effective date thereof, Sections 1471 through 1474 of the Code) by the Company with respect to any payment or deemed payment made to such Code Foreign Holder with respect to any Securities, any such interest or penalties; provided, that such Code Foreign Holder shall have no obligation pursuant to this clause (2) for any interest or penalties to the extent:
(A) attributable to the Company’s failure to withhold at the rate specified with respect to the relevant type of income in (or, if no such rate is specified, otherwise consistent with) the IRS Form W-8BEN (or successor form) delivered by such Code Foreign Holder to the Company pursuant to Section 2(b)(ii)(A), provided that this clause (A) shall not apply with respect to the Company’s failure to withhold under Sections 1471 through 1474 of the Code; or
(B) from and after the effective date of Sections 1471 through 1474 of the Code, attributable to any underwithholding of U.S. federal income tax attributable to the Company’s failure to comply with its reporting obligations pursuant to Section 1472(b)(3) of the Code in circumstances where the requirements of Section 1472(b)(1) and (2) of the Code are satisfied;
provided, however, that in the event that (I) the Company failed, prior to paying any such interest or penalties to the IRS, to provide such Code Foreign Holder with five (5) Business Days advance written notice of the Company’s intention to pay such interest or penalties, (II) the Code Foreign Holder indemnified the Company for such interest or penalties, (III) the Code Foreign Holder is not entitled to a credit, offset or abatement of such interest or penalties paid by the Company against interest or penalties imposed under the Code on the Code Foreign Holder as a result of the failure by such Code Foreign Holder timely to pay any tax against which the tax required to be deducted or withheld by the Company may be credited, and (IV) such Code Foreign Holder supplies the Company with evidence of payment of such interest or penalties, then the Company shall remit to such Code Foreign Holder the amount of such interest or penalties paid by such Code Foreign Holder (not to exceed the amount of interest or penalties previously indemnified by such Code Foreign Holder); provided, further, that if any portion of such amount is subsequently refunded to such Code Foreign Holder, such Code Foreign Holder shall pay the amount of such refund to the Company (in an amount not to exceed the amount remitted to such Code Foreign Holder under the foregoing proviso).
(3) If any Holder is an Affiliate of Grupo Televisa, S.A.B, a Mexico corporation (“Parent”), then Parent shall guarantee such Holder’s indemnification obligations set forth in Section 2(b)(v)(1) and (2).
(4) In the event the Company determines that it is entitled to a refund or credit of any U.S. federal income tax required to be deducted or withheld with respect to any payment or deemed payment made to a Code Foreign Holder with respect to any Securities, which tax was not actually withheld and for which the Company was indemnified by such Code Foreign Holder, the Company (at such Code Foreign Holder’s sole expense) shall pursue such refund (together with a refund of any interest or penalties attributable thereto). In the event the Company receives a refund or credit of U.S. federal income tax (or any interest or penalties attributable thereto) for which it was indemnified by a Code Foreign Holder, it shall pay over such refund or credit to such Code Foreign Holder (net of all out-of-pocket expenses of the Company); provided that if any portion of such refund or credit that the Company paid over to a Code Foreign Holder pursuant to this sentence is subsequently disallowed by the IRS, such Code Foreign Holder shall pay to the Company the disallowed portion of such credit or refund.

(vi) If any taxing authority asserts a claim or otherwise initiates a tax proceeding against the Company that, if pursued successfully, would reasonably be expected to (1) result in an increase in the rate of withholding applicable to any payment or deemed payment made to a Code Foreign Holder with respect to any Securities or (2) serve as the basis for a claim for indemnification under Section 2(b)(v), the Company shall promptly provide written notice thereof to such Code Foreign Holder; provided that the failure to provide such prompt written notification shall not relieve such Code Foreign Holder of its obligations under Section 2(b)(v). In the event (A) the Company did not actually withhold an amount described in Section 2(b)(v)(1), (B) the Company failed, prior to paying such amount to the IRS, to provide such Code Foreign Holder with five (5) Business Days advance written notice of the Company’s intention to pay such amount (together with any applicable interest and penalties) to the IRS (provided that the notice requirement in this clause (B) shall not apply in the event, from and after the effective date of Sections 1471 through 1474 of the Code, the Company did not actually withhold an amount required to be deducted or withheld pursuant to Section 1472(a) of the Code with respect to such Code Foreign Holder by reason of the Company’s failure to comply with its reporting obligations pursuant to Section 1472(b)(3) of the Code in circumstances where the requirements of Section 1472(b)(1) and (2) of the Code are satisfied), and (C) such Code Foreign Holder has indemnified the Company for the tax (and, to the extent required by Section 2(b)(v)(2), any interest and penalties attributable thereto), then at such Code Foreign Holder’s request, the Company (at such Code Foreign Holder’s sole expense) shall (1) use commercially reasonable efforts to seek a refund of such tax and, to the extent applicable, interest and penalties attributable thereto if a reasonable basis exists in fact and in Law to seek such refund, (2) keep such Code Foreign Holder reasonably informed of such refund proceeding (including providing such Code Foreign Holder copies of any documents received from the IRS) and (3) offer such Code Foreign Holder a reasonable opportunity to comment (and consider in good faith any comments received from such Code Foreign Holder) before taking any significant action or submitting any written materials prepared or furnished in connection with such refund proceeding.
c. Letter of Credit. Notwithstanding anything to the contrary contained herein, any interest payments otherwise payable hereunder shall be reduced by the amount drawn by Multimedia Telecom, S.A. de C.V. on the Letter of Credit (as defined in the Investment Agreement); provided, that if the Holder elects to convert the Securities after an Expiration Draw (as defined in the Investment Agreement) and the amount drawn exceeds the interest otherwise payable up to and including the date of such conversion, then the Holder may elect (i) to reduce the amount of principal of the Securities by the amount of such excess immediately prior to such conversion or (ii) to pay to the Company the amount of such excess in cash promptly upon such conversion; provided, further, that notwithstanding any such drawings, any failure by the Company to make any payment of principal, premium or interest on the Securities shall constitute an Event of Default in accordance with the terms set forth in Section 7(a) hereof, and any drawdowns under the Letter of Credit shall not act as or be deemed to be a waiver of any Event of Default hereunder.
SECTION 3. Register and Method of Payment.
The Company shall keep a register of the Securities (the “Register”) reflecting the ownership of the Securities outstanding from time to time and their transfer. The Register of Holders shall be maintained at the office of the Company. The Company may maintain one or more offices or agencies where the Securities may be presented for payment (the “Paying Agent”).

The Company will pay interest on the Securities to the Persons who are the registered Holders of the Securities at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Security is canceled after such record date and on or before such Interest Payment Date. Cash payment of interest shall be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof, to the extent so specified at least ten Business Days prior to such payment (which account will be used for any future payments until such time as such Holder or Holders specify otherwise); provided that, if the Holder elects or does not specify an account for wire transfer, all cash payments of principal of, and premium, and interest on, the Securities (other than payments in connection with a redemption of the Securities, which may be made by check) will be made by check mailed to the Holders at their addresses set forth in the Register. All payments of principal of, and premium, if any, and interest on, the Securities shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
SECTION 4. Optional Redemption.
a. Optional Redemption. Subject to the conversion privileges set forth in Section 5 herein, (i) at any time on or after the Optional Prepayment Date or (ii) if a Change of Control occurs, the Securities, at the option of the Company, may be redeemed or purchased, in whole or in part, at a redemption price (the “Redemption Price”) equal to 100% of the principal amount of the Securities redeemed plus the Applicable Premium, if any, as of the date of payment (the “Redemption Date”) and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
b. Selection of Securities to Be Redeemed. If less than all of the Securities are to be redeemed at any time, the Company shall select the Securities to be redeemed on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method the Company shall deem fair and appropriate; provided that Securities will be redeemed in integral multiples of $1,000. In the event of partial redemption by lot, the particular Securities to be redeemed shall be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the Redemption Date by the Company from the outstanding Securities not previously called for redemption.
c. Notice of Redemption. The Company shall mail or cause to be mailed by first-class mail notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at such Holder’s registered address appearing in the Register.
The notice shall identify the Securities to be redeemed and shall state:
(i) the Redemption Date;
(ii) the Redemption Price;
(iii) if the Securities are to be redeemed in part only, the portion of the principal amount of the Securities that is to be redeemed and that, after the Redemption Date upon surrender of such Security, a new Security or Securities in principal amount equal to the unredeemed portion of the original Security representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Securities upon cancellation of the original Security;
(iv) the name and address of any Paying Agent;

(v) whether Securities called for redemption should be surrendered to the Paying Agent or the Company to collect the Redemption Price; and
(vi) that, unless the Company defaults in making such redemption payment, interest on Securities called for redemption ceases to accrue on and after the Redemption Date.
The Company may provide in the notice of redemption that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person, provided that the Company shall remain liable for ensuring such performance.
d. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 4(c) hereof, and subject to Section 5(a)(iv) hereof, Securities called for redemption become irrevocably due and payable on the Redemption Date at the Redemption Price unless such redemption is conditional upon a Change of Control. The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice, so long as the notice is actually received by Televisa to the extent that Televisa is a Holder at such time (and, following the effectiveness of a trust indenture pursuant to Section 6(e), actually received by the trustee thereunder). In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Security designated for redemption in whole or in part shall render invalid the proceedings for the redemption of the Securities. Subject to Section 4(e) hereof, on and after the Redemption Date, interest ceases to accrue on Securities or portions of Securities called for redemption.
e. Deposit of Redemption Price.
(i) Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Company shall deposit with the Paying Agent, or if there is no Paying Agent, to the accounts specified by the Holder or Holders, or if no such account is specified, in an account held for the benefit of the Holder or Holders for the purposes of funding the redemption price, money sufficient to pay the Redemption Price of and accrued and unpaid interest on all Securities to be redeemed on that Redemption Date. The Paying Agent, if any, shall promptly, and in any event within two Business Days after the Redemption Date, return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of, and accrued and unpaid interest on, all Securities to be redeemed.
(ii) If the Company complies with the provisions of the preceding paragraph (i), on and after the Redemption Date, interest shall cease to accrue on the Securities or the portions of Securities called for redemption, whether or not such Securities are presented for payment. If a Security is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid in accordance with the interest payment schedule to the Person in whose name such Security was registered at the close of business on such Record Date.
f. Securities Redeemed in Part. Upon surrender of a Security that is redeemed in part, the Company shall issue for the Holder at the expense of the Company a new Security equal in principal amount to the unredeemed portion of the Security surrendered representing the same indebtedness to the extent not redeemed; provided that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
g. Conditional Redemption Upon Change of Control. Notwithstanding any to the contrary herein, a redemption notice may be given up to 60 days in advance of a Change of Control, conditional upon consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of such notice.

h. Securities Redeemed or Purchased by Third Party. The Company shall not be required to pay the Redemption Price upon the notice of redemption if the Securities have already been redeemed or purchased by any other Person or Persons in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.
SECTION 5. Conversion.
a. Conversion Privilege. Subject to the further provisions of this Section 5 and in compliance with the Stockholders Agreement and the Participation, Registration Rights and Coordination Agreement; and provided that such conversion will not result in a breach or violation by Televisa of Section 5.1 of the Stockholders Agreement but subject to the second proviso in clause (a)(i) below:
(i) at any time after December 20, 2011 a Holder of a Security may convert the principal amount of such Security (or any portion thereof equal to $50,000,000 or any integral multiple of $1,000 in excess thereof; provided that if less than $50,000,000 in principal amount is held by such Holder, the minimum shall be all remaining principal amount of the Security held by such Holder) into Conversion Shares, at the Conversion Price in effect at the time of such conversion, provided, however, that, subject to clause (a)(ii) below, if a Non-U.S. Holder of a Security elects to convert any Security pursuant to this Section 5(a)(i), such Non-U.S. Holder shall concurrently with such conversion, or as promptly as practicable thereafter (but in no event later than two Business Days following such conversion), sell its Conversion Shares (or Shares into which they are convertible pursuant to the Charter) to a third party who is a U.S. Person (other than a Televisa Investor, which circumstance is covered by clause (a)(ii) below) or in a Public Offering or otherwise in connection with a sale pursuant to Section 4 of the Stockholders Agreement;
(ii) at any time, any Televisa Investor may convert the principal amount of such Holder’s Security (or any portion thereof equal to $50,000,000 or any integral multiple of $1,000 in excess thereof; provided if less than $50,000,000 in principal amount is held by such Holder, the minimum shall be all remaining principal amount of the Security held by such Holder) into Conversion Shares, at the Conversion Price in effect at the time of such conversion, so long as immediately following such conversion, the Equity Percentage does not exceed the Maximum Equity Percentage or the Conversion Shares are sold to a Person other than a Televisa Investor pursuant to Section 4 of the Stockholders Agreement;
(iii) any Televisa Investor may convert the principal amount of such Holder’s Security (or any portion thereof) into Warrants if and only if (i) Televisa notifies the Company in writing that an unanticipated event or circumstance has arisen (and such notice shall include a reasonable description of such circumstance) that has a significant negative economic or regulatory impact on Televisa related to its ownership of the Security that would not exist if Televisa held the Warrants instead of the Security, and (ii) the Board, in its sole and absolute discretion (or, if such determination is made after the acquisition by a Strategic Buyer of more than 50% of the voting Common Stock and equity of the Company, in its reasonable discretion), determines that Televisa’s ownership of the Warrants upon conversion of the Security would be permitted under applicable Law (including FCC Foreign Ownership Restrictions) and would not negatively impact in any manner (currently or in the future) the FCC’s approval of a Change of Control transaction that would not otherwise be prohibited by the Transaction Agreements;

(iv) upon any proper delivery notice of redemption provided pursuant to Section 4(c) and subject to the provisions contained in Section 4, by no later than 5:00 p.m. (New York City time) on the second Business Day prior to the applicable Redemption Date, a Holder of a Security may elect to convert the principal amount of any Security or any portion thereof called for redemption into Warrants and such conversion shall occur on the Redemption Date, and any such Security converted into Warrants shall not be redeemed; provided that if the notice of redemption is in connection with a Change of Control, then such conversion election may be conditioned upon consummation of such Change of Control; or
(v) at any time after the 60th day prior to the Maturity Date, a Holder of a Security may elect to convert the principal amount of such Security (or any portion thereof) into Warrants.
For avoidance of doubt, a conversion of a Security in accordance with this Section 5 shall not be deemed a Transfer of such Security. Any Transfer of Securities or Conversion Shares, including the sale by a Non-U.S. Holder to a third party who shall be a U.S. Holder pursuant to paragraph (i) above, shall be subject to Section 9(b) of this Terms of Securities.
The number of Conversion Shares or Warrants which shall be delivered upon conversion of the Securities shall be the principal amount of the Securities converted divided by a price, which initially shall be $231.6686 (such price herein called the “Conversion Price”). The Conversion Price will be adjusted under the circumstances provided in Section 5(e). If more than one Security shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock or Warrants that shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Securities (or specified portions thereof) so surrendered. All calculations under this Section 5 shall be made to the nearest 1/10th cent or to the nearest 1/10,000ths of a share, as the case may be.
The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issue upon conversion of Securities as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all Securities and all Warrants into which the Securities may be converted. The Company covenants that all shares of Common Stock and Warrants issuable upon conversion of Securities will upon issue be duly and validly issued and fully paid and non-assessable by the Company and free from all taxes, liens, adverse claims, preemptive or similar rights and charges (subject to the terms of the Transaction Agreements) with respect to the issue thereof.
Upon any conversion pursuant to paragraph (iv) above in lieu of receiving a redemption payment pursuant to Section 4, the Holder shall also receive the Applicable Premium, if any, as of the Redemption Date, that it would have otherwise received if such Holder had not elected to convert its Securities pursuant to paragraph (iv) above.
The conversion of this Debenture shall be subject to the Federal Communications Laws and the rules and policies of the Federal Communications Commission and no conversion shall take place until any approval of the FCC, if and to the extent required, is first obtained.

b. Fractional Shares of Common Stock or Warrants.
(i) No fractional shares of Common Stock or Warrants exercisable therefor shall be issued upon conversion of any Security and no fractional shares of Common Stock shall be issued upon exercise of a Warrant. In the event the conversion of a Holder’s Securities would result in:
(1) a fractional share of Common Stock, the number of shares of Common Stock issuable shall be rounded down or decreased to the nearest whole number of shares that would permit whole shares of voting Common Stock (e.g. Class C Common Stock) to be issued without exceeding the Maximum Equity Percentage and, to the extent that such conversion would cause the voting Equity Percentage to exceed the Maximum Equity Percentage, and any non-voting Common Stock shall be issuable, the number of shares of such non-voting Common Stock shall be decreased to the nearest whole number of non-voting Common Stock (e.g. Class D Common Stock) (the “Rounded Share Number”); and
(2) a Warrant exercisable for a fractional share of Common Stock, the number of shares of Common Stock for which such Warrant is exercisable shall be rounded down or decreased to the Rounded Share Number;
provided, however, if at any time the Company shall only have one class of Common Stock, any fractional shares of Common Stock or Warrants will be rounded up or down to the nearest whole number of shares of Common Stock or Warrants.
(ii) In the event of any round-down or decrease in the number of shares of Common Stock or Warrants pursuant Section 5(b)(i) above, the Company shall calculate and pay a cash amount equal the product of (1) the amount of the round-down or decrease and (2) the Fair Market Value of such Common Stock or Warrants immediately preceding the Conversion Date.
c. Conversion Procedure. The right to convert any Security may be exercised by delivery of such Security at the Company’s office, accompanied by a completed and duly signed conversion notice, in the form attached hereto as Exhibit B (a “Conversion Notice”) and payment of any tax or duty, in accordance with Section 5(d) hereto, which may be payable in respect of any transfer involving the issue or delivery of the Conversion Shares or Warrants in the name of a Person other than the Holder of the Security. The “Conversion Date” shall be the Business Day on which the Holder satisfies all of the requirements set forth in the immediately preceding sentence, if all such requirements shall have been satisfied by 5:00 p.m., New York City time, on such day, and in all other cases, the Conversion Date shall be the next succeeding Business Day, and any property or economic benefit to which a Holder would have been entitled as a recipient of a dividend or other distribution from and after the Conversion Date shall be held in trust for the benefit of such Holder.
The person in whose name the certificate or certificates representing the Conversion Shares is registered shall be deemed to be a stockholder of record on the Conversion Date; provided, however, that no surrender of a Security on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive the Conversion Shares upon such conversion as the record holder or holders of such Conversion Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Conversion Shares as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open. The person in whose name the certificates or other instruments representing the Securities or Warrants are registered shall not be deemed to be a stockholder of record. Upon conversion of a Security, the person holding such Security shall no longer be a Holder of such Security.
d. Taxes on Conversion. If a Holder converts a Security, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Conversion Shares or Warrants upon such conversion. However, the Holder shall pay any such tax which is due because the Holder requests the Conversion Shares or Warrants to be issued in a name other than the Holder’s name. The Company may refuse to deliver the certificate, or certificates, or other instrument representing the Conversion Shares or Warrants being issued in a name other than the Holder’s name until the Company receives a sum sufficient to pay any tax which will be due because the Conversion Shares or Warrants are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

e. Adjustment of Shares; Anti-Dilution Provisions. The applicable Conversion Price will be subject to adjustment, without duplication, from time to time, upon the occurrence of any of the following events:
(i) Stock Splits, Reverse Stock Splits, Stock Subdivisions, or Stock Consolidations and Reclassifications. If at any time the outstanding shares of any class of Common Stock are subdivided into a greater number of shares, whether by stock split or otherwise, then the Conversion Price will be decreased by dividing the Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately following such subdivision and the denominator of which is the total number of shares of Common Stock outstanding immediately prior to such subdivision. Conversely, if at any time the outstanding shares of any class of Common Stock are consolidated into a smaller number of shares, whether by reverse stock split, stock consolidation or otherwise, then the Conversion Price will be increased by dividing the Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately following such consolidation and the denominator of which is the total number of shares of Common Stock outstanding immediately prior to such consolidation. If the Company issues any shares of its Capital Stock in a reclassification of the outstanding shares of Common Stock, then the applicable Conversion Price shall be proportionately adjusted by dividing such price by the number of shares of the class(es) of shares of Capital Stock of the Company into which each share of the Common Stock was reclassified (on the basis of all outstanding shares of Common Stock) and the Securities shall thereafter be convertible into such class(es) of shares in the applicable proportions resulting from such reclassification (which shall thereafter be deemed to be “Common Stock” for purposes of this Section 5(e)) rather than the reclassified Common Stock. Each adjustment to the Conversion Price shall be effective on the record date, or if there is no record date, the effective date for such subdivision, consolidation or reclassification.
(ii) Common Stock Dividends. If at any time the Company shall pay or make a dividend or other distribution on any class of Common Stock payable exclusively in shares of Common Stock, the Conversion Price shall be proportionately adjusted by multiplying such Conversion Price by an adjustment factor equal to a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date of such dividend or distribution and the denominator of which shall be the sum of such number of shares and the total number of shares of Common Stock constituting such dividend or other distribution. Such adjustment shall be effective on the record date, or if there is no record date, the effective date for such dividend or other distribution. If, after any record date, any dividend or distribution is not in fact paid, the applicable Conversion Price shall be immediately readjusted, effective as of the date the Company’s board of directors determines not to pay such dividend or distribution, to such Conversion Price that would have been in effect if such record date had not occurred.
(iii) Other Dividends or Distributions. If the Company proposes to declare a dividend on or make a distribution with respect to any class of Common Stock or any securities convertible into or exercisable for any class of Common Stock (which shall in any case be subject to any required consents by the Holder or other Persons, conditions or requirements provided in the Transaction Agreements), in cash, evidences of indebtedness, securities of the Company or any other person (other than Common Stock of the Company, which is governed by clause (iii)), rights, options, warrants to purchase the Company’s securities or any other property (in the case of a spin-off, split-off or other similar transaction, which securities shall provide the holder thereof with the rights (including liquidation preference) and obligations equivalent to the rights and obligations associated with the Securities as of the date of such transaction (and in the same proportion to the securities as the Securities that the Holder then holds)) (the “Distributed Assets”), the Conversion Price shall be decreased by multiplying such price by a fraction, the numerator of which is equal to the Fair Market Value of a share of Common Stock as of immediately prior to the record date with respect to such dividend or distribution less the Fair Market Value of the portion of the Distributed Assets applicable to one share of Common Stock, and the denominator of which is the Fair Market Value of a share of Common Stock as of immediately prior to the record date with respect to such dividend or distribution. Each adjustment to the Conversion Price shall be effective on the record date, or if there is no record date, the effective date for such dividend or distribution.
(iv) Consolidation, Merger or Sale of Assets. If the Company shall at any time consolidate with or merge with or into another corporation or other entity (which consolidation or merger shall be subject in any event to any applicable required consents by the Televisa Investors, conditions or requirements with respect thereto in the Transaction Agreements) and the Company is not the surviving corporation in such transaction or in connection therewith all or part of any Class C Common Stock or Class D Common Stock shall be changed into or exchanged for securities of any other entity or cash or other property or cancelled, the Holder shall thereafter receive, upon the conversion thereof in accordance with the terms hereof, the same form of consideration (which may include securities of the surviving corporation) that the Holder would have received in respect of the Conversion Shares had the Holder been able to convert all the Securities for Conversion Shares immediately prior to such consolidation or merger, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that the provisions thereof shall thereafter be applicable, as nearly as reasonably may be (and identical in all substantive respects), in relation to any securities thereafter deliverable upon the conversion of the Securities. The Company or the successor corporation, as the case may be, as a condition to such consolidation or merger and in addition to any other required consents by the Holder, conditions or requirements with respect to such consolidation or merger in the Transaction Agreements, shall execute and deliver to the Holder a supplemental debenture (or indenture, as applicable) so providing. A sale of all or substantially all the assets of the Company for a consideration (apart from the assumption of obligations) to the extent consisting of securities shall be deemed a consolidation or merger for the foregoing purposes. The provisions of this paragraph (iv) similarly shall apply to successive mergers or consolidations.
f. No Adjustment. For the avoidance of doubt, no adjustment in the Conversion Price shall be required:
(i) upon the issuance of (1) any shares of Common Stock or (2) options, warrants or other rights to acquire Common Stock (including the issuance of Common Stock pursuant to such options, warrants or other rights), in any transaction resulting in an exchange for Fair Market Value, including in connection with a reduction of indebtedness or liabilities of the Company or its Subsidiaries;
(ii) upon the issuance of any shares of Common Stock pursuant to any present or future plan or similar arrangement providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan or arrangement in each case, at the Fair Market Value at the time of such investment in Common Stock (subject in any case to Section 5(e), as applicable);

(iii) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program, compensation agreement, or similar arrangement of, or assumed by, the Company or any of its Subsidiaries (subject in any case to Section 4.4.3 of Article EIGHTH of the Charter);
(iv) upon the issuance of any shares of Common Stock pursuant to the Securities or the Warrants;
(v) for a change in the par value of the Common Stock;
(vi) for accrued and unpaid interest on the Securities, if any; and
(vii) pursuant to clause (e)(iii) above to the extent that no consent of Televisa Investors is required pursuant to the Transaction Agreements or Law with respect to the dividend or distribution or spin-off, split-off or similar transaction referred to in clause (e)(iii) pursuant to the Charter.
In addition, the Company will not be required to make an adjustment in the Conversion Price unless the adjustment would require a change of at least 0.1% in the Conversion Price. The Company shall carry forward any adjustment that is less than 0.1% of the Conversion Price, take such carried-forward adjustments into account in any subsequent adjustments, and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 0.1%, (1) annually on the anniversary of the first date of issue of the Securities and (2) otherwise (A) five Business Days prior to the Maturity Date of the Securities, (B) prior to any Redemption Date, unless such adjustment has already been made or (C) within ten Business Days following a request to make such adjustments by Holders of a majority in aggregate principal amount of the then outstanding Securities.
h. Accrued Interest. Upon the conversion of any Securities, any accrued but unpaid interest with respect to such converted Securities up to but excluding the Conversion Date shall be paid to the Holder thereof in cash on the Conversion Date.
i. Notices. When any adjustments are required to be made under this Section 5(e), the Company shall as promptly as practicable and in any event within five Business Days following the occurrence of the event upon which an adjustment is based (i) determine such adjustments, (ii) prepare a statement signed by a Senior Officer of the Company and describing in reasonable detail the method used in arriving at the adjustment and setting forth the calculation thereof and the reasons underlying such adjustment, and (iii) cause a copy of such statement to be mailed to the Holder.

SECTION 6. Covenants.
a. Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries (other than the Company, BMPH and Univision), if the Company’s or such Subsidiary’s board of directors in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole.
b. Limits on Issuance of Preferred or Disqualified Stock. The Company will not issue any shares of Disqualified Stock or Preferred Stock.
c. Information Reporting. The Company will furnish the following to each Holder:
(i) As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of each such fiscal year and the consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and its Subsidiaries, setting forth in each case in comparative form the figures for the next preceding fiscal year, accompanied by the report of independent certified public accountants of recognized national standing, to the effect that such consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates thereof and the results of their operations and changes in their cash flows and stockholders equity for the periods covered thereby.
(ii) As soon as available, and in any event within 60 days after the end of each fiscal quarter of the Company for the first three fiscal quarters of a fiscal year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the consolidated statements of income for such quarter and the portion of the fiscal year then ended of the Company and its Subsidiaries, prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years (without footnote disclosure and subject to year-end adjustments) setting forth in each case the figures for the corresponding periods of the previous fiscal year, or, in the case of such balance sheet, for the last day of such fiscal year, in comparative form, all in reasonable detail.
Notwithstanding anything to the contrary in this Section 6(c), the Company may satisfy its obligation hereunder by filing such financial statements of the Company with the Securities and Exchange Commission on EDGAR or in such other manner as makes them publicly available. The Company’s obligation to furnish the materials described in this Section 6(c) shall be satisfied so long as it transmits such materials to the Stockholders within the time periods specified herein, notwithstanding that such materials may actually be received after the expiration of such periods.

d. Consolidation, Merger, Sale or Lease of Assets by the Company. In the event that the Company (i) consolidates with or merges with or into any Person, or (ii) sells, conveys, transfers, or otherwise disposes of or leases all or substantially all of its assets, in one transaction or a series of related transactions, to any Person (which consolidation, merger, sale, conveyance, transfer, disposition or lease shall be subject in any event to any applicable required consents by the Holder, conditions or requirements with respect thereto in the Transaction Agreements), then in addition to any adjustment pursuant to Section 5(e)(iv), if the Company is not the continuing Person, the resulting, surviving or transferee Person shall expressly assume by an instrument delivered to the Holder of this Security all of the obligations of the Company under this Security and shall deliver to the Holder of this Security a certificate of a responsible officer and an opinion of counsel reasonably acceptable to the Holder of this Security stating that the consolidation, merger, transfer or lease comply with this Security. Furthermore, in the event that such consolidation or merger is with or into Univision, the Company and Univision shall make provision that the Securities shall be pari passu with respect to rights to receive payment with the PIK Toggle Notes and that the Company and Univision and any of their respective Subsidiaries which guarantee the PIK Toggle Notes shall guarantee the Securities. Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Security with the same effect as if such successor Person had been named as the Company hereunder.
e. Trust Indenture. If at any time requested in writing by Holders of not less than 25% of the principal amount of the outstanding Securities and either (i) such Holders state their bona fide intention to transfer Securities held by them or (ii) there are ten (10) or more Holders, the Company shall, at its sole expense, promptly authorize, execute and deliver a trust indenture that is qualified under and subject to the provisions of the Trust Indenture Act of 1939 (the “TIA”), in form and substance reasonably satisfactory to the Company (and, if Televisa holds more than 25% of the principal amount of the outstanding Securities, Televisa), which indenture shall provide for the issuance of securities thereunder substantially identical to the Securities (except that they shall have been issued under and entitled to the benefits of such indenture) and for a like aggregate principal amount as the principal amount of Securities outstanding on the date of such request (the “Indenture Securities”). The Company shall retain a trustee in respect of the Indenture Securities of national standing (which, if Televisa holds more than 25% of the principal amount of the outstanding Securities, shall be reasonably acceptable to Televisa) is eligible to act as trustee under Section 310(a)(1) of the TIA and shall have a combined capital and surplus of at least $50,000,000. The Company shall exchange for Indenture Securities any Securities as are surrendered to the Company by the Holders in the manner provided by Section 9(b) hereof (it being understood the Company intends that any such exchange shall qualify for exemption from registration under Section 3(a)(9) of the Securities Act). Each Indenture Security shall be issued in registered form, unless requested by the Holder to be issued as a Global Security. Each Global Security will be delivered to the trustee as custodian for the Depositary. Transfers of a Global Security (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees.
SECTION 7. Defaults and Remedies.
a. Events of Default. An “Event of Default” wherever used herein, means any one of the following events:
(i) default in the payment of any principal on any Security when the same becomes due or payable or the default for fifteen (15) days or more in payment when due and payable of premium (including Applicable Premiums), if any, or interest on the Securities;

(ii) default under any mortgage, indenture, agreement or instrument under which there is issued or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries, other than (x) Non Recourse Debt and (y) indebtedness owed to the Company or a wholly-owned Subsidiary of the Company, whether such indebtedness now exists or is created after the issuance of the Securities, if both:
(1) such default either results from the failure to pay any principal of such indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such indebtedness at its stated final maturity and results in the holder or holders of such indebtedness causing such indebtedness to become due prior to its stated maturity or the acceleration of such indebtedness; and
(2) the principal amount of such indebtedness equals $100.0 million or more;
(iii) the Company, BMPH, Univision or any parent companies thereof or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(1) commences proceedings to be adjudicated bankrupt or insolvent;
(2) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;
(3) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or
(4) makes a general assignment for the benefit of its creditors;
(iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(1) is for relief against the Company, BMPH, Univision or any parent companies thereof or any Significant Subsidiaries thereof in a proceeding in which the Company, BMPH, Univision or any parent companies thereof or any Significant Subsidiaries thereof is to be adjudicated bankrupt or insolvent;
(2) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, BMPH, Univision or any parent companies thereof or any Significant Subsidiaries thereof, or for all or substantially all of the property of the Company, BMPH, Univision or any parent companies thereof or any Significant Subsidiaries thereof; or
(3) orders the liquidation the Company, BMPH, Univision or any parent companies thereof or any Significant Subsidiaries thereof;
and the order or decree remains unstayed and in effect for 60 consecutive days;
b. Acceleration. If any Event of Default described in Section 7(a)(iii) or (iv) has occurred with respect to the Company, all the principal, interest and premium (including Applicable Premium), if any, of all Securities then outstanding shall immediately become due and payable. If any other Event of Default occurs and is continuing, the Holders of at least 25% in principal amount of the then total outstanding Securities by notice to the Company may declare the principal, interest and premium, if any, on all the then outstanding Securities to be due and payable. Upon effectiveness of such declaration, such principal, interest and premium shall be due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Securities by written notice may on behalf of the Holders of all of the Securities rescind any acceleration with respect to the Securities and its consequences if such rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
c. Other Remedies. If an Event of Default occurs and is continuing, the Holders may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Securities or to enforce the performance of any provision of the Securities. The exclusive remedies for all other defaults or breaches under this Security and Terms of Securities shall be limited to money damages and equitable relief, including specific performance.
A delay or omission by any Holder of a Security in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All permitted remedies are cumulative to the extent permitted by law.
d. Waiver of Past Defaults. Holders of not less than a majority in aggregate principal amount of the then outstanding Securities by notice to the Company may on behalf of the Holders of all of the Securities waive any existing Event of Default and its consequences hereunder (except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Security held by a non-consenting Holder).
SECTION 8. Amendments.
a. Without Consent of Holders of Securities. Notwithstanding Section 8(b) hereof, the Company may amend or supplement the Securities without the consent of any Holder:
(i) to make any change that does not adversely affect the rights or obligations under the Securities of any Holders in any respect;
(ii) to make any amendment to the provisions of this Security relating to the transfer and legending of Securities as permitted by this Security, including to facilitate the issuance and administration of the Securities; provided, however, that (i) compliance with the terms and provisions of this Security as so amended would not result in Securities being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Securities; and
(iii) to make any amendment to the provisions of this Security necessary or advisable to cause securities issued in exchange therefor to be issued under an indenture under the terms of Section 6(e).
b. With Consent of Holders of Securities. The Company may amend or supplement the Securities with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Securities), and any existing Event of Default or compliance with any provision of the Securities may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Securities (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Securities).

c. Notwithstanding the provisions of paragraph (b) above, without the consent of each Holder affected, an amendment or waiver may not:
(i) reduce the principal amount of, or any interest payment or Applicable Premium on, any Security;
(ii) make any Security payable in currency or securities other than that stated in this Security;
(iii) make any change that adversely affects the Holder’s rights to convert any Security;
(iv) impair the right to convert or receive any principal or interest payment with respect to, a Security, or right to institute suit for the enforcement of any payment with respect to, or conversion of, the Securities; or
(v) make any change in the percentage of the principal amount of the Securities required for amendments or waivers.
SECTION 9. Miscellaneous.
a. Replacement Security. If any mutilated Security is surrendered to the Company and the Company receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Security, the Company shall issue a replacement Security. If required by the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Company to protect the Company from any loss that it may suffer if a Security is replaced. The Company may charge the Holder for their expenses in replacing a Security.
b. Transfer and Exchange of Securities. This Security may be freely transferred, and the rights and obligations hereunder freely assigned, subject to any restrictions on transfers set forth in the Transaction Agreements or under applicable Law. Upon surrender of any Security to the Company at the address and to the attention of the designated officer (each as specified in Section 9(f)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Holder of such Security and accompanied by the relevant name, address and other information for notices of each transferee of such Security or part thereof and the receipt of any legal opinion required by the legend set forth on the Security; provided that the Company shall not Discriminate against Televisa or Televisa Investors with respect to requesting such opinion or the form or substance thereof as compared to the opinions the Company requests or declines to request from other stockholders under the other Transaction Agreements in connection with Transfer of Shares by such stockholders), within three Business Days thereafter, the Company shall execute and deliver, at the Company’s expense, one or more new Securities (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Security. Each such new Security shall be payable to such Person as such Holder may request and shall be substantially in the form of this Security. Each such new Security shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Security or dated the date of the surrendered Security if no interest shall have been paid thereon. The restrictions referred to in the legends set forth on the Security shall cease and terminate when such restriction are no longer required in order to assure compliance with (x) the Securities Act, or the state securities or “blue sky” laws, including upon registration of the Securities or the shares into which the Securities are convertible, or (y) the Transaction Agreements referenced therein, as applicable. At any time following such termination, the Holder shall be entitled to receive from the Company, without expense, new certificates representing the Securities not bearing the legend.

c. Governing Law. This Security and Terms of Securities and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Security and Terms of Securities, whether arising in law or in equity (collectively, the “Covered Matters”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Covered Matters, except for documents, agreements and instruments that specify otherwise, shall be governed by the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent that such principles or rules would require or permit the application of laws of another jurisdiction.
d. Consent to Jurisdiction. Each of the Company and the Holder, by its respective execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (and if Chancery Court does not accept jurisdiction, the federal court located in Delaware and if the federal court in Delaware does not accept jurisdiction, any other state court in Delaware) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Security and Terms of Securities, the Covered Matters, the transactions contemplated hereby or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its affiliates to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Security and Terms of Securities or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Security and Terms of Securities, the transactions contemplated hereby or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, each of the Company and the Holder may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction in the United States. Each of the Company and the Holder hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in Section 9(f) is reasonably calculated to give actual notice.
e. Waiver of Jury Trial. Each of the Company and the Holder hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Security and Terms of Securities, the transactions contemplated hereby or relating to the subject matter hereof or thereof. Each of the Company and the Holder (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Security and Terms of Securities by, among other things, the consideration received by such party pursuant to the transactions contemplated by this Security and Terms of Securities.

f. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (i) in person, (ii) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (iii) by a generally recognized overnight courier service which provides written acknowledgement by the addressee of receipt, or (iv) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii)), addressed as follows:
(1) If to the Company:
c/o Univision Communications Inc.
5999 Center Drive
Los Angeles, California 90045
Attention: General Counsel
with a copy to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
50 Kennedy Plaza, 11th Floor
Providence, Rhode Island 02903
Facsimile: 401-278-4701
Attention: David K. Duffell, Esq.
and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: 212-310-8007
Attention: Todd R. Chandler, Esq.
(2) If to the Holder:
c/o Grupo Televisa, S.A.B.
Building A, 4th Floor
No. 2000 Colonia Santa Fe
Mexico, DF /01210 / Mexico
Facsimile: +52 55 5261 2494
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: 212-403-2000
Attention: Joshua R. Cammaker
or to such other addresses as may be specified by like notice to the other parties.
g. Severability. In the event that any provision hereof would, under applicable law (other than Federal Communications Laws, in which case any modification or limitation must be agreed by each of Televisa, on the one hand, and the Majority Principal Investors, on the other hand (or if there are no Principal Investors, the agreement of both Televisa and the Board of the Company shall be required)), be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect pursuant to the preceding sentence, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

i. Entire Agreement. This Terms of Securities, the Transaction Agreements, any exhibits or schedules hereto or thereto and any other agreement, document or instrument referred to herein or therein set forth the entire understanding and agreement of the parties, and supersede all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof (including the Memorandum of Understanding, dated October 4, 2010, by and among certain parties, including the Company, and the Side Letter Agreements).